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                                                            EXHIBIT 99(a)(1)(J)

                               [WESTFIELD LOGO]

                                                   15 February 2001


        WESTFIELD AMERICA TRUST TO PURCHASE WESTFIELD AMERICA, INC.
                                 COMMON STOCK


Westfield America Trust (WAT) today announced it had agreed to acquire all outstanding common shares in Westfield America Inc. (WEA) held by the public, for US$16.25 per share, representing a transaction value of about $510 million (US$270 million).

Westfield America Trust, whose sole investment is a 56.9% economic interest in Westfield America, Inc., is acquiring the outstanding shares in order to simplify its corporate structure.

The existing structure of WAT being listed on the ASX and WEA on the NYSE had proved to be inefficient, resulting in an artificial disparity between the value placed on the same assets by the Australian and US markets.

The offer by WAT for the WEA shares represents a 12.5% premium over the closing price of WEA on the New York Stock Exchange on 14 February, 2001 and a 17% premium over the average closing price for the preceding three months.

The tender offer will be made only by an offer to purchase and other offering documents, copies of which will be filed with the Securities and Exchange Commission and mailed to Westfield America, Inc. shareholders.

"We believe this transaction is beneficial to WAT and WEA shareholders," said Frank Lowy, Chairman of Westfield America Trust. "It provides a premium for WEA shareholders not currently available in the US equity market. The Australian market has consistently presented a more attractive valuation and greater liquidity.

"The increasing globalisation of stock markets may in the future pave the way for a dual listing of the Westfield America Trust in both countries to provide greater liquidity without the ambiguities of the current structure."

Mr Frank Lowy said Westfield remained committed to the expansion of its US


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business.

"Since listing in 1996 WAT has generated good returns for unitholders and, given the quality and performance of the 39 shopping centres in the US portfolio, there continues to be significant potential for further growth and continuing sound returns for the WAT unitholders.

"We expect the transaction to have an accretive effect on future distributions to WAT unitholders."

The CEO of Westfield America Inc., Peter Lowy, said: "We continue to see opportunities to redevelop our regional malls and grow the portfolio.

"Westfield Shoppingtowns are recognised as strongly managed properties clustered in core markets in a strategy that capitalises on scale and synergy to build traffic for tenants and produce strong operating results."

The transaction was unanimously approved by the independent members of the WEA Board.

Westfield America Trust will outlay approximately A$510 million to fund the acquisition. It will raise A$300 million through a private placement of 207 million units to institutional investors at A$1.45 per unit with the ability to accept over subscriptions of up to A$100 million. The issue is underwritten by UBS Warburg and Merrill Lynch. The balance of the funding will be met through an issue of preference securities which will be underwritten by UBS Warburg.

Westfield Holdings Limited will retain its investments in both WAT and WEA.

Approval for the capital raising transactions will be sought at a meeting of Westfield America Trust unitholders to be held in the near future.

                                  -ooOoo-

  CERTAIN MATTERS WITHIN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS
   WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND AS SUCH MAY INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND
      OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM ESTIMATES OR EXPECTATIONS
   EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH THE
    COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING
      STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, IT CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. THESE RISKS ARE
  DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES
                          AND EXCHANGE COMMISSION.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Westfield America, Inc. Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer referred to in this press release when they become available, because they will contain important information. The tender offer statement will be filed by Westfield America Management Limited with the Securities and Exchange Commission (SEC), and the solicitation/recommendation statement will be filed by Westfield America, Inc. with the SEC. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Westfield America Management Limited and Westfield America, Inc. at the SEC's web site at http://www.sec.gov. The tender offer statement and related materials may be obtained for free by directing such requests to Westfield America Management Limited Investor Relations, Level 24 Westfield Towers, 100 William Street, Sydney NSW 2011 Australia, or call 612-9358-7459 in Australia. The solicitation/recommendation statement and such other documents may be obtained for free by directing such requests to Westfield America, Inc. Investor Relations, 11601 Wilshire Boulevard, 12th Floor, Los

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Angeles, California 90025, or call (800) 932-7855.

This release is not an offer of securities for sale in the United States, and securities may not be offered or sold in the United States absent registration or exemption from registration, and any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from the issuer that will contain detailed information about the company and management, as well as financial statements.

 FOR FURTHER INFORMATION CONTACT MICHAEL SHARP 02 9358 7426 OR 0419 414 753